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                                                                   Exhibit 10.37

                       In re:  Casual Male Corp., et al.
                               Retention Program

     This Retention Program has been adopted by Casual Male Corp. and the entities described on Exhibit A hereto, each of which is operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code (collectively, the "Debtors"). The Board of Directors of the Debtors, in consultation with the Official Committee of Unsecured Creditors in the Debtors' bankruptcy cases, has concluded that it is in the best interest of a successful reorganization of the Debtors' businesses that certain members of management be provided with monetary incentives to remain employed by the Debtors during the reorganization process. Accordingly, the Debtors have adopted the following retention program:

1. Certain employees of the Debtors (the "Participants") shall be entitled to receive a retention bonus ("Retention Bonus") subject to the terms, provisions and conditions of this Retention Program.

2. Except as described in the next sentence, Participants in the Retention Program who have successfully met each of the conditions set forth herein shall receive Retention Bonus payments in the amounts described on Exhibit B in three installments as described below:

          First Installment:   Three months after filing of bankruptcy petition
                               (i.e., August 18, 2001)
          Second Installment:  Nine months after filing of bankruptcy petition
                               (i.e., February 18, 2002)
          Third Installment:   Upon Emergence
                               (as defined in paragraph 3 below)

     Notwithstanding the above, in the event that Emergence occurs prior to February 18, 2002, each participant shall be entitled to receive his or her second and third Retention Bonus installment payments upon Emergence.

3. For the purposes of this document, the term "Emergence" shall mean the confirmation of a plan of reorganization pursuant to United States Bankruptcy Code (which plan shall not provide for the liquidation of all or substantially all of the Debtors' assets other than as a "going concern") or the consummation of a transaction involving the sale of the stock or substantially all of the assets of the Debtors (on a consolidated basis) as a going concern.

4. No Participant shall be entitled to receive any installment payment in respect of his or her Retention Bonus unless: (i) he or she is employed by the respective Debtor on the date that such installment is due and payable,
     (ii) such Participant has performed his or her employment functions in a manner that is consistent with past performance, in accordance with established performance standards and to the satisfaction of the Company and (iii) he or she has complied with all material policies of the Debtors including, without limitation, all obligations of 4. confidentiality. Notwithstanding the above, a Participant shall be entitled to a pro rata portion of the next Retention Bonus installment otherwise due to such Participant in
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     the event that the Participant is terminated by the Debtor without cause prior to the date that such installment is due and payable.

5. Notwithstanding anything to the contrary, in the event that (i) any Debtor is sold and (ii) a Participant entitled to a Retention Bonus hereunder is also entitled to receive a "success bonus" or other consideration as a result of such sale, such Participant's Retention Bonus shall be reduced dollar for dollar by the amount of such "success bonus" or other consideration.

6. The aggregate amount of Retention Bonuses paid or payable under the Retention Program shall not exceed $,4,121,634.00, provided that any Retention Bonus that is cancelled, forfeited or otherwise not paid shall be available for new awards under the Retention Program.

                               [End of Document]